UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 1, 2013

P. H. Glatfelter Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 520, York, Pennsylvania		17401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	717 225 4711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On May 1, 2013, the United States District Court for the Eastern District of Wisconsin issued an order (the "May 2013 Order") in United States v. NCR Corporation ("Government Action") enjoining P. H. Glatfelter Company (the "Company") jointly and severally with certain other defendants to comply with the requirements of a unilateral administrative order dated November 2007 ("UAO") for implementation of the Superfund remedial action in Operable Units 2-5 of the Lower Fox River and Green Bay Site in Wisconsin (the "Site"). Sediments in the bed of the Lower Fox River contain polychlorinated biphenyls ("PCBs"), primarily as the result of the manufacturing and recycling of NCR®-brand carbonless copy paper in the 1950s, 1960s, and early 1970s. The United States Environmental Protection Agency issued the UAO to the Company and seven other parties in November 2007. The May 2013 Order directs the Company "jointly and severally" along with three other defendants that are also enjoined (NCR Corporation, WTM I Company, and Menasha Corporation) to comply with the UAO. An accompanying declaratory judgment declares the Company and those three defendants jointly and severally liable with three additional defendants (Georgia-Pacific, LLP, U.S. Paper Mills, Inc., and CBC Coatings, Inc.) that have entered into agreements with the United States governing those parties' compliance with the UAO.

This May 2013 Order followed a trial in December 2012 in the Government Action that we have previously disclosed. The Government Action was brought by the United States and the State of Wisconsin to secure implementation of the cleanup, payment of certain costs, and recovery of natural resources damages. The May 2013 Order, although joint and several, does not direct the defendants how to allocate the costs of complying with the UAO among themselves. However, a separate contribution action, Appleton Papers Inc. v. Geo. A. Whiting Paper Co. ("Whiting Litigation"), which we have also previously disclosed, brought by NCR Corporation ("NCR") and Appleton Papers, seeks an equitable allocation of the responsibility for costs at the Site among the parties. The Whiting Litigation and the Government Action are pending before the same judge. The Court in the Whiting Litigation has previously decided that NCR owes "full contribution" to the Company for any costs that the Company may have to incur in connection with, among other things, compliance with the UAO, subject to any appropriate offset for insurance coverage received by the Company. The Court, in its May 2013 Order, referred to those Whiting Litigation decisions, which the Court has not disturbed.

The cleanup work under the UAO is presently proceeding under NCR’s direction. Unless stayed or overturned on appeal, the May 2013 Order may obligate the Company, with others, to ensure that the ongoing cleanup continues at a satisfactory pace. Unless overturned on appeal, the decisions in the Whiting Litigation require NCR to reimburse the Company for any amounts that the Company becomes obligated to pay for such cleanup work.

The estimate of total costs to complete the remaining work under the UAO is approximately $360 million, to be incurred at a rate of $70 million per dredging season in 2013-16, and at a lower rate afterward. The Company believes that the effect of reading the Whiting Litigation decisions together with the May 2013 Order requires the ongoing compliance with the UAO to be funded by NCR, or to the extent that the Company is required to provide any such funding, that NCR will be required to reimburse the Company. There can be no assurance, however, that the May 2013 Order will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operation.

Any of the enjoined defendants may appeal the May 2013 Order. The Company has not yet determined whether it will appeal.

For a detailed discussion of the Site and the Company’s potential exposure with respect to it and the governments’ claims, see the Company’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, each of which is filed with the U.S. Securities and Exchange Commission and is available at www.sec.gov or on the Company’s website at www.glatfelter.com.

Certain statements included in this Form 8-K which pertain to future financial and business matters, are "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: whether we are successful in appealing the May 2013 Order, in whole or in part, the scope of the Company’s obligations to the United States government and the State of Wisconsin, if any, the outcome of any claims that the Company may have against any other parties, including, without limitation, NCR Corporation, changes in environmental and other laws and regulations, and other factors, the compliance with the other parties with their obligations under the May 2013 Order and the compliance by NCR with its reimbursement obligations under the Whiting Litigation decisions. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this Form 8-K may not occur and readers are cautioned not to place undue reliance on these forward looking statements. The forward-looking statements speak only as of the date of this Form 8-K and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this Form 8-K. More information about these factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov and at www.glatfelter.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

May 6, 2013	By:	/s/ John P. Jacunski

Name: John P. Jacunski
Title: Senior Vice President and Chief Financial Officer